IX.  CODE OF ETHICS AND BUSINESS CONDUCT

As employees of Ivecon Corporation, we each have a responsibility to act with honesty and integrity.  When we are engaged in any activity concerning the Company, its customers, its competitors, its suppliers, other employees, or the general public, we represent both Ivecon Corporation and ourselves.  In order to be successful as a Company, each of us must maintain standards of uncompromising integrity in our daily activities.  To this end, the guidelines set forth in this policy apply to each and every employee of Ivecon Corporation.

High standards of integrity and ethics require hard work, courage and sometimes difficult choices.  Often it is necessary to determine a proper course of action and forego business or personal opportunities.  This policy, while not all-inclusive, provides standards of the ethical behavior expected for Ivecon Corporation employees.  Each employee has a personal responsibility to observe Forward’s Code of Ethics and Business Conduct with attention to both the detail and spirit of each statement in this Code.

Work Environment

You and your fellow employees are a valuable resource of Ivecon Corporation.  It is our intent that all employees be treated with dignity and their rights respected.  Ivecon Corporation will not condone any form of harassment, intimidation, or discrimination based on sex, race, color, ethnic background, national origin, religion, age, disability, veteran status or membership in any other legally protected class.  Employees are expected to maintain a professional work relationships with their co-workers.

Compliance with the Law

Ivecon Corporation strives to be a company and employer that conducts all of its activities in full compliance with all relevant laws and regulations.  Thus, we expect all employees to support this policy and always operate within the law in all business dealings.

Bribery in any form, commercial or political, is explicitly forbidden in all Ivecon Corporation business transactions.  No Ivecon Corporation funds are to be used, either directly or indirectly, for any bribe, kickback or other unlawful payment.

Because we do business throughout the world, there may be laws, regulations and business practices, which differ from customary U.S. practices.  All Ivecon Corporation practices should be consistent with local customs and/or laws.

Above all else is the uncompromising Ivecon Corporation requirement to operate legally in all business dealings, regardless of the country in which we may operate.

If you have questions or concerns about your activities, it is crucial that you request further information and guidance from your Supervisor or the Human Resources Department of Ivecon Corporation.

Competition Law and Contact with Competitors

Our relationship with competitors is governed by accepted business principles and a group of laws, generally referred to as the Antitrust Laws.  These laws are designed to protect the free enterprise system from corruption or abuse.  It is our duty as corporate citizens to comply with those laws.

Ivecon Corporation will compete vigorously on the merits of our products and services and will not engage in unfair methods of competition.  The following activities have been clearly identified as violations of the Antitrust Laws:

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Agreements with competitors to fix prices, or other terms or conditions of sales;

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Allocations of customers, markets or territories with competitors; and,

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Boycotting third parties or concerted refusals to deal.

Certain other activities, such as price discrimination, tie-in sales, exclusion dealings, or reciprocal agreements, may be found to be illegal.

The antitrust laws are particularly complex.  Consequently, if you have questions or concerns about your activities, it is crucial that you request further clarification and guidance from your Supervisor or the Human Resource Department at Ivecon Corporation.

Conflicts of Interest

An employee’s business decisions must always be made impartially and solely on the basis of sound and reasonable factors.  Employees have an obligation to avoid personal interests which may conflict or appear to conflict with the interests of Ivecon Corporation, or which might influence or appear to influence your judgment or actions in performing your Ivecon Corporation duties.

There are certain relationships or circumstances, which most often create, or give the appearance of a conflict of interest.  The situations generally involve gift and business/financial dealings or investments.  The guidelines employees should follow in these areas are specifically outlines.

Gifts and Entertainment

A conflict of interest may arise when items of value are given to an employee, or an employee’s immediate family member.

No Ivecon Corporation employee may accept gifts, money, loans, or any form of payment, including hospitality, services, entertainment or travel that could influence the employee in the performance of his/her duties or could be inferred by the contributor as an obligation.

The employee may not benefit personally from any purchase of goods or services for Ivecon Corporation, or derive any personal gain from transactions made on behalf of Ivecon Corporation.

Infrequent, nominal non-cash gifts may be accepted.  However, if you are offered a gift of an extra-ordinary value, you must not accept the gift and should report the incident to your Supervisor.

Employees may give nominal gifts (valued at less then $100 per year) to customers or others with whom we do business, PROVIDED the employee’s supervisor has given prior approval.

Outside Business Activities

A conflict of interest exists when employees have a personal interest in a business or financial venture, which may be a variance with the interests of Ivecon Corporation.  Employees are not to conduct any recurring private business activities that inhibit in any way carrying out their assigned Ivecon Corporation responsibilities.  These guidelines apply not only to employees, but also to their immediate family members.

Working or performing services for suppliers or competitors while employed by Ivecon Corporation is prohibited, without prior management approval.  Neither you nor your family may have a personal financial interest, or accept any payments whatsoever from Forward’s competitors, suppliers, customers without prior management approval.

To avoid a conflict of interest with our distribution channels, an employee interested in selling and/or installing Forward’s product on a part time basis must obtain management approval to contract with a Ivecon Corporation distributor to do so.

When the occasion may arise that previously purchased competitive lift equipment, or experimental, prototype or obsolete Ivecon Corporation equipment is offered for sale, that equipment is to be purchased solely for the personal use by the employee, and without warranty, and should not, under any circumstances, be resold to the general public.  Violation of this policy could result in disciplinary action up to and including termination of the employee.

Disclosure

As employees of Ivecon Corporation, it is our responsibility to report to appropriate business segment management any activity in which we are engaged that might be deemed a conflict of interest.  Management will determine if conflict exists and establish controls to prevent abuse; or, if such control is not possible, initiate termination or immediate divestment of the activity in question.

Reporting Violations

Every employee has the responsibility to report any event or situation that he or she is aware of which is, or has the potential of creating, an ethical violation.  Employees are required to report such activities to their Supervisor or the Human Resources Department of Ivecon Corporation.

It is also important that you encourage other employees to observe Forward’s Code of Ethics and Business Conduct and to report suspected instances of their failure to do so.  The reputation and future economic viability of Ivecon Corporation may be at stake.

We assure you that your report will be held in the strictest confidence.  No employee will be subjected to any retribution for reporting suspected wrongdoing.

Violations of the Code of Ethics

Violations of the Code of Ethics and Business Conduct, or any other Ivecon Corporation policy or procedure, may result in disciplinary action up to and including discharge and, if warranted, legal proceedings.  Ivecon Corporation reserves the right to amend and interpret the Code.

Use of Company Assets

Each employee is personally accountable for the safekeeping, maintaining, and proper utilization of Ivecon Corporation assets over which he/she has control.  Such items are merchandise, funds, equipment, and supplies and should be used only for conducting business or for charitable purposes authorized by designated management.

Ivecon Corporation merchandise, equipment or supplies should not be sold, loaned, given away or otherwise disposed of, regardless of condition or value, without the prior approval of designated management.  Employees must protect assets against both intentional and unintentional losses, and should periodically account for such assets.

Cooperation with Investigation

At the Company’s request, employees are required to cooperate in investigations of allegations of personal conduct violations, work rule violations and other Ivecon Corporation policy violations.  Offices, desks, lockers and file cabinets are the property of Ivecon Corporation and are subject to inspection.  All records contained in computers are to be business-related material and therefore also open to inspection.  Employees may also be asked to consent to the search of personal effects (i.e., packages, tool boxes, purses, lunch boxes, bags, vehicles, etc.) while on Company premises.

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